Exhibit 16.1

[Arthur Andersen LLP Letterhead]

May 15, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Dear Sir/Madam:

We have read the first, second, third and fourth paragraphs of Item 4 included in the Form 8-K/A dated May 15, 2002 of R. R. Donnelley & Sons Company to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/S/    ARTHUR ANDERSEN LLP

Arthur Andersen LLP

cc: V. L. Seggerman, R. R. Donnelley & Sons Company